Applied UV Files Trademark Infringement Lawsuit Against Aeroclean Technologies

Takes Action Against Aeroclean Technologies Seeking $20 Million in damages

MOUNT VERNON, N.Y.—August 15, 2022--(BUSINESS WIRE)--Applied UV, Inc. (NasdaqCM: AUVI) (“Applied UV” or the “Company”), a pathogen elimination technology company that applies the power of narrow-range ultraviolet light (“UVC”) for surface areas and catalytic bioconversion technology for air purification to destroy pathogens safely, thoroughly, and automatically, today announced that its wholly-owned subsidiary, Sterilumen, Inc., has filed a lawsuit in the amount of $20 million against Aeroclean Technologies, Inc. (NASDAQ: AERC) and its predecessor, Aeroclean Technologies, LLC, for trademark infringement, unfair competition and damaging Sterilumen.

John F. Andrews, Applied UV’s CEO and Director, stated, “Protecting our brand, Airoclean®, and trademarked products and technologies is crucial, and we will vigorously defend against infringements. Sterilumen is the owner of 29 issued patents and 18 pending patent applications and five ‘AIRO’ trademarks, including Airoclean®, in 19 countries, all of which are for use in connection with our air purification products. Significant resources have been invested to develop the products, and we currently possess a number of issued patents and pending patent applications with respect to both the AIRO products and the related technologies. Our brand is under attack by a new market entrant, Aeroclean, that improperly adopted and began to use a mark in connection with its own air purification products that we believe infringes on our trademark rights, creates confusion for buyers and violates fair competition practices.”

“This filing is an important effort to protect the good will that has been created for our products and the trust that has been built with our customers,” Andrews continued. “When an entity purchases any of our ‘AIRO’ branded products they can be assured of the science and technology that has gone into the products to make them effective, safe and reliable.”

The Airocide™ system of air purification technologies was originally developed for NASA with assistance from the University of Wisconsin at Madison. It uses UVC energy to activate our proprietary, titanium dioxide-based photocatalyst that oxidizes and destroys all carbon-based molecules. This system has applications in the hospitality, hotel, healthcare, nursing homes, grocer, wine, commercial buildings and retail sectors. The Airocide™ system has been used by brands and organizations such as NASA, Whole Foods, Dole, Chiquita, Palace Vesace, Sub-Zero Refrigerators and Robert Mondavi Wines.

The complaint has been filed in the U.S. District Court for the Southern District of New York.

About Applied UV

Applied UV is focused on the development and acquisition of technology that address infection control in the healthcare, hospitality, commercial and municipal markets. The Company has two wholly owned subsidiaries - SteriLumen, Inc. (“SteriLumen”) and Munn Works, LLC (“Munn Works”). SteriLumen’s connected platform for Data Driven Disinfection™ applies the power of ultraviolet light (UVC) to destroy pathogens safely, thoroughly, and automatically, addressing the challenge of healthcare-acquired infections ("HAIs"). Targeted for use in facilities that have high customer turnover such as hospitals, hotels, commercial facilities, and other public spaces, the Company’s Lumicide™ platform uses UVC LEDs in several patented designs for infection control in and around high-traffic areas, including sinks and restrooms, killing bacteria, viruses, and other pathogens residing on hard surfaces within devices’ proximity. The Company’s patented in-drain disinfection device, Lumicide Drain, is the only product on the market that addresses this critical pathogen intensive location. SteriLumen’s Airocide® air purification devices are research backed, clinically proven and developed for NASA with assistance from the University of Wisconsin. Airocide® is listed as an FDA Class II Medical device, utilizes a proprietary photocatalytic (PCO) bioconversion technology that draws air into a reaction chamber that converts damaging molds, microorganisms, dangerous airborne pathogens, destructive VOCs, allergens, odors and biological gasses into harmless water vapor and green carbon dioxide without producing ozone or other harmful byproducts. Airocide® applications include healthcare, hospitality, grocery chains, wine making facilities, commercial real estate, schools, dental offices, post-harvest, grocery, cannabis facilities and homes. For more information about Applied UV, Inc., and its subsidiaries, please visit the following websites: https://www.applieduvinc.com/

Forward-Looking Statements

The information contained herein may contain “forward-looking statements.” Forward-looking statements reflect the current view about future events. When used in this press release, the words “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan,” or the negative of these terms and similar expressions, as they relate to us or our management, identify forward-looking statements. Such statements include, but are not limited to, statements contained in this press release relating to the view of management of Applied UV concerning its business strategy, future operating results and liquidity and capital resources outlook. Forward-looking statements are based on the Company’s current expectations and assumptions regarding its business, the economy and other future conditions. Because forward–looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. The Company’s actual results may differ materially from those contemplated by the forward-looking statements. They are neither statements of historical fact nor guarantees of assurance of future performance. We caution you therefore against relying on any of these forward-looking statements. Factors or events that could cause the Company’s actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company cannot guarantee future results, levels of activity, performance, or achievements. Except as required by applicable law, including the securities laws of the United States, the Company does not intend to update any of the forward-looking statements to conform these statements to actual results.

Contacts

Applied UV Inc.
John F. Andrews
Applied UV CEO, Director
john.andrews@applieduvinc.com

Brett Maas, Managing Principal
Hayden IR
brett@haydenir.com
(646) 536-7331